ROYCE VALUE TRUST, INC.

At the 2001 Annual Meeting of Stockholders held on September 14, 2001, the Fund's stockholders: (i) approved a new Investment Advisory Agreement for the Fund and (ii) elected the board of directors, consisting of (a) Charles M. Royce, (b) Donald R. Dwight, (c) Mark R. Fetting, (d) Richard M. Galkin, (e) Stephen L. Isaacs, (f) William L. Koke, (g) David L. Meister and (h) G. Peter O'Brien.
	Common Stock and Preferred Stock Voting Together As A Single Class - Votes For	Common Stock and Preferred Stock Voting Together As A Single Class - Votes Against	Common Stock and Preferred Stock Voting Together As A Single Class - Votes Abstained	Preferred Stock Voting As A Separate Class - Votes For	Preferred Stock Voting As A Separate Class - Votes Against	Preferred Stock Voting As A Separate Class - Votes Abstained
(i)	32,633,470.8119	7,219,336.5952	347,336.3800	N/A	N/A	N/A
(ii)
(a)	39,795,257.7312	N/A	404,886.0559	N/A	N/A	N/A
(b)	39,871,693.5231	N/A	328,450.2640	N/A	N/A	N/A
(c)	39,755,402.2520	N/A	444,741.5351	N/A	N/A	N/A
(d)	39,883,713.6115	N/A	316,430.1756	N/A	N/A	N/A
(e)	39,887,446.3414	N/A	312,697.4457	N/A	N/A	N/A
(f)	N/A	N/A	N/A	5,530,200	N/A	43,205
(g)	N/A	N/A	N/A	5,530,400	N/A	43,005
(h)	39,858,263.0730	N/A	341,870.7168	N/A	N/A	N/A